Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Avery Dennison Corporation of our report dated February 26, 2025 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Avery Dennison Corporation’s Annual Report on Form 10-K for the year ended December 28, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

April 11, 2025